Prospectus Supplement No. 3            Filed pursuant to Rules 424(b) and 424(c)
(To Prospectus Dated August 5, 2002)                  Registration No. 333-88620

                                 EDO CORPORATION

 $137,800,000 Principal Amount of 5.25% Convertible Subordinated Notes Due 2007 and the Common Shares Issuable Upon Conversion of the Notes

                  This prospectus supplement relates to the resale by the holders of 5.25% Convertible Subordinated Notes Due 2007 of EDO Corporation and the common shares, par value $1 per share, of EDO Corporation issuable upon the conversion of the notes.

                  This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 5, 2002, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

                  The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below (8):



                                                 Principal Amount
                                                 of Notes              Percentage of    Number of Common    Percentage of
                                                 Beneficially Owned    Notes            Shares that May     Common Shares
Name                                             that May Be Sold      Outstanding      Be Sold (1)         Outstanding (2)
-----                                            ----------------      -----------      ---------------     ---------------

Alexandra Global Investment Fund 1, Ltd.....         $1,500,000             1.1%             47,985                 *

BBT Fund, L.P...............................         $2,500,000             1.8%             79,974                 *


*        Less than 1%.

(8) Total principal amount of selling securityholders listed is more than $137,800,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this registration statement. The maximum principal amount of notes that may be sold under this prospectus will not exceed $137,800,000.

                           ---------------------------

The securities offered by the prospectus involve a high degree of risk. See "Risk Factors" beginning on page 6 of the prospectus.

                           ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The Date of this Prospectus Supplement is December 10, 2002.